Exhibit 99

News Release

For further information contact:

Investor Relations:

Roger Cregg

901.597.6816

Roger.Cregg@servicemaster.com

Media:

Peter Tosches

901.597.8449

Peter.Tosches@servicemaster.com

The ServiceMaster Company Reports Preliminary

Third-Quarter 2012 Financial Results

•                  Third-quarter operating revenue decreased 3.2% to $901 million

•                  Third-quarter operating loss was $724 million, which included goodwill and trade name impairment charges of $845 million

•                  Third-quarter operating performance decreased 12.8% to $169 million

•                  September YTD operating revenue increased 0.2% to $2.5 billion

•                  September YTD operating loss was $572 million, which included goodwill and trade name impairment charges of $913 million

•                  September YTD operating performance improved 0.1% to $482 million

•                  Issued $750 million of 7% senior notes in third quarter

•                  Retired $396 million of 10.75% senior notes and repaid $276 million under Term Facility

•                  Extended maturity date of $1 billion under Term Facility from 2014 to 2017

MEMPHIS, TENN. — November 14, 2012 — The ServiceMaster Company, one of the world’s largest residential and commercial service networks, today announced preliminary, unaudited third-quarter 2012 results, including revenue of $901 million, a decline of 3.2 percent compared to third-quarter 2011 results. The company’s third-quarter operating loss, which included non-cash goodwill and trade name impairment charges of $794 million and $51 million, respectively, was $724 million. The company’s operating performance decreased 12.8 percent to $169 million compared to the same period in 2011.

ServiceMaster’s overall operating revenue for the first nine months of the year increased 0.2 percent, to $2.5 billion. The company’s operating performance for the first nine months increased 0.1 percent, to $482 million.

“Obviously, our third-quarter results overall, and TruGreen’s in particular, didn’t meet our expectations,” said Hank Mullany, ServiceMaster’s chief executive officer who is also serving as the interim TruGreen president. “But as we lay out a plan to retool TruGreen, there are some very positive things happening in our other businesses.”

He noted that excluding TruGreen, for the third quarter, ServiceMaster’s operating revenue was up 4.2 percent and operating performance was up 6.9 percent. Customer satisfaction for the company overall also increased in the third quarter.

“We will get TruGreen on track,” said Mullany, “and we’re putting the people, processes and technology in place to help make that happen. We believe TruGreen has the right fundamentals and is positioned for success in the marketplace. We’re number one in the professional lawn care service category and four times larger than our nearest competitor based on revenue. We have the size and scale to invest in new technology and provide new, improved services. We’re already making changes to help drive sustainable, profitable growth at TruGreen.”

Mullany said TruGreen still has significant opportunity to grow by increasing penetration into the residential lawn care market segment and by gaining share in the $3 billion commercial lawn care market segment. He noted that ServiceMaster’s diverse set of businesses are an important advantage as the company seeks to grow.

“We have work ahead of us,” said Mullany, “but we have strong brands and an executive team committed to making the changes necessary to achieve our vision of becoming a rapidly growing, best-in-class service provider — and the best place to work and invest.”

Recent developments

Based on the company’s current forecast, the company has determined that anticipated 2012 consolidated operating revenue will be slightly below 2011 consolidated operating revenue, and that 2012 consolidated operating performance will be lower by approximately 5 percent to 9 percent when compared to 2011 consolidated operating performance. The forecasted decrease in consolidated operating performance against prior year is primarily the result of decreases in both operating revenue and operating performance that is anticipated at the company’s TruGreen segment. In light of these forecasted decreases at TruGreen, the company has undertaken a number of initiatives both at the corporate level and in other business segments designed to partially offset the forecasted shortfall in TruGreen’s profitability; these initiatives are reflected in the current consolidated 2012 operating performance forecast.

Excluding TruGreen, we are forecasting that 2012 consolidated revenue will be approximately 5 percent higher than 2011 and that 2012 consolidated operating performance will be approximately 2 percent to 6 percent higher than 2011.

The company expects that TruGreen’s full-year 2012 operating revenue will be  approximately 10 percent to 12 percent lower as compared to its full-year 2011 operating revenue, and that TruGreen’s full-year 2012 operating performance will be approximately 27 percent to 31 percent lower  as compared to its full-year 2011 operating performance. The forecasted reduction in TruGreen’s operating revenue is driven primarily by lower anticipated residential revenue production driven by the continued impact of the year-over-year decline in residential full program customer counts. The lower forecasted operating performance at TruGreen is primarily the result of the impact of lower forecasted revenue and higher labor costs, fertilizer costs, fuel prices and technology costs related to a new operating system.

Third-Quarter and Nine Months Results (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
(In thousands)	2012	2011	2012	2011
Operating Revenue:
Terminix	$317,439	$300,605	$976,103	$919,019
TruGreen	312,977	367,122	795,460	886,405
American Home Shield	213,255	204,649	580,694	540,907
ServiceMaster Clean	34,604	36,398	98,958	102,100
Other Operations and Headquarters	22,418	22,146	66,332	64,600
Total Operating Revenue	$900,693	$930,920	$2,517,547	$2,513,031
Operating Income (Loss):(1)
Terminix	$51,120	$48,634	$188,628	$172,123
TruGreen	(799,163)	79,138	(804,694)	127,966
American Home Shield	44,359	30,993	112,743	75,506
ServiceMaster Clean	13,297	14,236	36,110	39,498
Other Operations and Headquarters	(33,227)	(27,502)	(104,895)	(84,572)
Total Operating (Loss) Income	$(723,614)	$145,499	$(572,108)	$330,521
Operating Performance:
Terminix	$69,566	$67,697	$249,239	$230,773
TruGreen	58,917	90,880	144,061	159,605
American Home Shield	49,758	40,736	125,167	109,439
ServiceMaster Clean	14,870	15,864	40,659	44,379
Other Operations and Headquarters	(24,128)	(21,313)	(77,269)	(62,837)
Operating Performance	$168,983	$193,864	$481,857	$481,359

Memo: Items excluded from Operating Performance:
Operating Performance of discontinued operations	$(331)	$(665)	$(939)	$(2,687)

(1)                                 Includes pre-tax non-cash impairment charges of $845 million and $913 million recorded in the three and nine months ended September 30, 2012, respectively, to reduce the carrying value of TruGreen’s goodwill and the TruGreen trade name as a result of the Company’s interim impairment testing of indefinite-lived intangible assets. There were no similar impairment charges included in continuing operations for the three and nine months ended September 30, 2011.

Segment Review

The company is comprised of five reportable segments: Terminix, TruGreen, American Home Shield, ServiceMaster Clean and Other Operations and Headquarters, which includes Merry Maids and The ServiceMaster Acceptance Company Limited Partnership (“SMAC”).

The Terminix segment provides termite and pest control services to residential and commercial customers and distributes pest control products. The TruGreen segment provides residential and commercial lawn, irrigation, tree and shrub care services. The American Home Shield segment provides home warranties and preventative maintenance contracts for household systems and appliances. The ServiceMaster Clean segment provides residential and commercial disaster restoration, janitorial and cleaning services through franchises primarily under the ServiceMaster and ServiceMaster Clean brand names, on-site furniture repair and restoration services primarily under the Furniture Medic brand name and home inspection services primarily under the AmeriSpec brand name. The Other Operations and Headquarters segment includes: the franchised and company-owned operations of Merry Maids, which provides home cleaning services; SMAC, our financing subsidiary exclusively dedicated to providing financing to our franchisees and retail customers of our operating units; and the company’s headquarters functions, which provide various technology, marketing, finance, legal and other support services to the business units.

Preliminary Third-Quarter Segment Information for Continuing Operations

Terminix

Terminix reported third-quarter 2012 operating revenue of $317.4 million, an increase of 5.6 percent over third-quarter 2011 results. Pest control revenue increased 8.0 percent over third quarter 2011 results, reflecting a 4.1 percent increase in average customer counts, a $4.1 million increase in other pest revenue (primarily bed bug services) and improved price realization. The increase in pest control customer counts was driven by an increase in acquisitions, offset, in part, by a decrease in new unit sales and a 50 basis-point decrease in the customer retention rate. Termite revenue increased 1.8 percent over third-quarter 2011 results, reflecting improved price realization, offset, in part, by a 1.6 percent decrease in new unit sales and a 1.3 percent decline in average renewal customer counts. The decrease in termite renewal customer counts was driven by a decrease in new unit sales and a 40 basis-point decrease in the customer retention rate.

Third-quarter operating performance at Terminix was $69.6 million, an increase of 2.8 percent over third quarter 2011 results. The increase was primarily due to the impact of higher operating revenue and cost efficiencies realized through ongoing initiatives, offset, in part, by an increase in incentive compensation expense and fuel prices.

TruGreen

TruGreen has embarked on a strategy to redesign its product offerings based on the latest agronomic science, transform the customer experience through a combination of new technology, new processes and stricter branch standards, and rebalance its sales mix toward channels with higher retention and profitability.

In 2011, the company made the decision to rebalance TruGreen’s sales mix toward channels with higher retention and profitability. Specifically, the company has reduced spending in the neighborhood sales channel and increased marketing spending in other sales channels, such as digital marketing, which is believed to yield more attractive returns in the long-term. The company also recently introduced the Healthy Lawn Plan, which provides a customized, full-year treatment plan that better matches the growing conditions in each part of the country. At the same time, the company decided to de-emphasize selling less-than-full program services, which are not believed to foster long-term customer relationships or to deliver the predictable, consistent outcomes the customers expect.

The company continues to transform the customer experience through a combination of new technology, including investments in a new operating system and telecommunications infrastructure, improved processes and stricter branch standards, improved pre- and post-service communication and more consistent adherence to resource planning models in the branches. The company believes these new tools and processes will provide more standardized branch operations and visibility into the day-to-day business operations and position TruGreen for future long-term growth in revenue and profitability by transforming the customers’ experience and improving the efficiency of operations.

TruGreen reported third-quarter 2012 operating revenue of $313.0 million, a decrease of 14.7 percent compared to third quarter 2011 results. The decline in operating revenue was due to a 13.7 percent decline in average residential full program customer counts, partially offset by improved price realization. The decrease in customer counts was driven by a decrease in new unit sales and acquisitions, offset, in part, by a 60 basis-point increase in the customer retention rate.

Third-quarter operating performance at TruGreen was $58.9 million, a decrease of 35.2 percent compared to third-quarter 2011 results. The decline primarily reflects the impact of lower operating revenue, a reduction in labor productivity, higher fertilizer and fuel costs, and an increase in technology costs related to a new operating system.

As noted above, TruGreen’s third-quarter operating income was negatively impacted by an $845 million pre-tax non-cash impairment charge to reduce the carrying value of TruGreen’s goodwill and the TruGreen trade name to their estimated fair value. The goodwill impairment charge was primarily attributable to a decline in forecasted 2012 cash flows and a decrease in projected future growth in cash flows at TruGreen over a defined projection period as of September 30, 2012 compared to the projections used in the last annual impairment assessment performed for goodwill on October 1, 2011. The amount recorded in the third-quarter reflects our current best estimate of the total goodwill impairment charge. A further adjustment may be recorded in the fourth quarter when the analysis has been finalized. The trade name impairment charge was primarily attributable to further revisions to the projected revenue for TruGreen for the remainder of 2012 and future years as compared to the projections used in the second-quarter 2012 trade name impairment test. The changes in projected revenues and cash flows at TruGreen arose in part from the shift in strategy for TruGreen.

American Home Shield

American Home Shield reported third-quarter 2012 operating revenue of $213.3 million, an increase of 4.2 percent over third-quarter 2011 results. The increase in operating revenue was primarily driven by improved price realization, offset, in part, by a 0.3 percent decrease in average customer counts. The decrease in customer counts was driven by a decrease in new unit sales and a 40 basis point reduction in the customer retention rate.

Third-quarter operating performance at American Home Shield was $49.8 million, an increase of 22.1 percent over third quarter 2011 results. The increase was primarily due to the impact of higher operating revenue and a reduction, as a percent of revenue, in home warranty claims costs and sales and marketing expense. These items were partially offset by a decrease in interest and net investment income and an increase in provisions for certain legal matters.

ServiceMaster Clean

ServiceMaster Clean reported third-quarter 2012 operating revenue of $34.6 million, a decrease of 4.9 percent compared to third-quarter 2011 results. The decline was driven by a 5.3 percent decrease in domestic royalty fees, primarily from disaster restoration services, and lower sales of products to franchisees, driven by lower demand for equipment. These items were partially offset by an 18.5 percent increase in janitorial national account revenue, driven by strong sales activity.

Third-quarter operating performance at ServiceMaster Clean was $14.9 million, a decrease of 6.3 percent compared to third-quarter 2011 results. The decrease was primarily the result of lower operating revenue.

Other Operations and Headquarters

This segment includes the operations of Merry Maids, SMAC and the company’s headquarters functions. The segment reported a 1.2 percent increase in operating revenue for the third quarter of 2012 compared to the third quarter of 2011.

Merry Maids reported third-quarter 2012 operating revenue of $20.7 million, which was comparable to third-quarter 2011 results. This was due to a 10.5 percent increase in royalty fees, offset by a 2.4 percent decrease in revenue from company-owned branches. The decrease from company-owned branches is primarily driven by a $1.2 million reduction in operating revenue due to the sale of 11 company-owned branches in the fourth quarter of 2011, partially offset by improved price realization. Merry Maids’ customer retention rate of company-owned branches increased 470 basis points compared to the third quarter of 2011. The increase in royalty fees was driven by organic franchise growth, franchise license sales, and the sale of 11 company owned branches in 2011 to existing and new franchisees.

Third-quarter operating performance at Merry Maids was $4.5 million, a 4.1 percent decrease compared to third-quarter 2011 results. The decrease primarily reflects an increase in technology costs related to a new operating system, which is currently under development, offset, in part, by improved labor efficiencies.

Third-quarter operating performance of SMAC and the company’s headquarters functions declined $2.6 million, or 10.1 percent, compared to third-quarter 2011 results. This decline reflects an increase in expenses in our automobile, general liability and workers’ compensation insurance programs due primarily to the reversal of claims reserves in the third quarter of 2011 resulting from favorable claims experience, partially offset by a decrease in key executive transition charges.

Cash Flow

For the nine months ended September 30, 2012, net cash provided from operating activities from continuing operations decreased $56.6 million to $100.1 million compared to $156.7 million for the nine months ended September 30, 2011. Net cash provided from operating activities for the nine months ended September 30, 2012 was comprised of $289.4 million in earnings adjusted for non-cash charges and $3 million in premiums received on issuance of the 8% 2020 Senior Notes in February. These items were partially offset by a $137.7 million increase in cash required for working capital, $42.9 million in cash payments for the call premium paid on the redemption of the $996 million 10.75% 2015 Senior Notes and $11.7 million in cash payments for restructuring charges. Working capital requirements were impacted by normal seasonal working capital needs. In addition, working capital requirements were adversely impacted by the timing of interest payments on our senior notes. Net cash used for investing activities from continuing operations was $98.2 million in the nine months ended 2012 compared to $110.3 million for the nine months ended September 30, 2011. Net cash used for financing activities from continuing operations was $2.2 million for the nine months ended September 30, 2012 compared to $30.3 million for the nine months ended September 30, 2011.

Third-Quarter Earnings Conference Call

The company will discuss its strategic initiatives and third quarter operating results during a webcast conference call at 2 p.m. central time today. To participate on the conference call, interested parties should call 877.256.8248 (international participants, 303.223.4385). Additionally, the conference call will be available via webcast. A slide presentation highlighting the company’s results and key performance indicators will also be available. To participate via webcast and view the slide presentation, visit the company’s investor relations home page at www.servicemaster.com.

About ServiceMaster

With a global network of more than 6,900 company-owned, franchise and licensed locations, Memphis-based ServiceMaster is one of the world’s largest residential and commercial service networks. The company’s high-profile brands are Terminix, TruGreen, American Home Shield, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec. Through approximately 21,000 corporate associates and a franchise network that independently employs over 31,000 additional people, the ServiceMaster family of brands provided services and products to approximately 8.1 million customers during the last 12 months. Our market-leading brands provide a range of residential and commercial services including termite and pest control; lawn, tree and shrub care; home warranties and preventative maintenance contracts; furniture repair; home inspections; home cleaning; janitorial services; and disaster restoration. Go to www.servicemaster.com for more information about ServiceMaster or follow us at twitter.com/ServiceMaster or facebook.com/TheServiceMasterCo.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements and cautionary statements. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this press release and include, without limitation, statements regarding our intentions, beliefs, assumptions or current expectations concerning, among other things, financial position; results of operations; cash flows; prospects; commodities trends; growth strategies or expectations; expanding our commercial services; expectations for American Home Shield’s and Merry Maids’ new operating systems, which are currently under development, and TruGreen’s new operating system, which is in the process of being deployed; capital expenditures and requirements, including for American Home Shield’s, TruGreen’s and Merry Maids’ new operating systems; customer retention; fuel prices; impairment charges related to goodwill and intangible assets and assumptions and estimates used in performing impairment analyses, including discount rates and revenue and cash flow projections; attraction and retention of key personnel; estimates of accruals for self-insured claims related to workers’ compensation, auto and general liability risks; and the impact of prevailing economic conditions.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market segments in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors, including, without limitation, the risks and uncertainties discussed in “Risk Factors” in the company’s annual and quarterly reports filed with the Securities and Exchange Commission, could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation:

•                  the effects of our substantial indebtedness and the limitations contained in the agreements governing such indebtedness;

•                  our ability to generate the significant amount of cash needed to fund our operations and service our debt obligations, among other things;

•                  changes in interest rates, because a significant portion of our indebtedness bears interest at variable rates;

•                  changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of goodwill and intangible assets and adverse economic conditions or other factors that would result in significant impairment charges to our goodwill and/or intangible assets;

•                  our ability to secure sources of financing or other funding to allow for leasing of commercial vehicles, primarily for Terminix and TruGreen;

•                  our ability to successfully implement our strategy for TruGreen, including the redesign of TruGreen’s product mix and the re-balancing of its sales mix and marketing program;

•                  changes in the source and intensity of competition in our market segments;

•                  our ability to attract and retain key personnel;

•                  weather conditions, including, without limitation, potential impacts, if any, from climate change, known and unknown, and seasonality factors that affect the demand for, or our ability to provide, our services and the cost of our claims and services;

•                  higher commodity prices and lack of availability thereof, including, without limitation, fuel and chemicals (primarily at Terminix and TruGreen), which could impact our ability to provide our services and the profitability of our brands;

•                  increases in operating costs, such as higher insurance premiums, self-insurance costs, labor expense and compensation and benefits costs, including, without limitation, costs related to the comprehensive health care reform law enacted in the first quarter of 2010;

•                  associate retention and labor shortages, changes in employment and wage and hour laws and regulations, such as equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•                  epidemics, pandemics or other public health concerns or crises that could affect the demand for, or our ability to provide our services, resulting in a reduction in operating revenue;

•                  a continuation or change in general economic, financial and credit conditions in the United States and elsewhere (for example, any adverse developments in the global credit and financial markets due to the ongoing European financial and economic crisis), especially as such may affect home sales, consumer or business liquidity, bank failures, consumer or commercial confidence or spending levels including as a result of inflation or deflation, unemployment, interest rate fluctuations, changes in discount rates, mortgage foreclosures and subprime credit dislocations;

•                  a failure of any insurance company that provides insurance or reinsurance to us or of third party contract partners, including counterparties to our fuel and interest rate swaps;

•                  changes in our services or products;

•                  existing and future governmental regulation and the enforcement thereof, including, without limitation, regulation relating to the environment; restricting or banning of telemarketing; door-to-door solicitation; direct mail or other marketing activities; Terminix’s termite inspection and protection plan; chemicals used in our businesses; regulations impacting contractual provisions requiring arbitration or automatic renewals of contracts; or other legislation, regulation or interpretations impacting our business;

•                  laws and regulations relating to financial reform and the use of derivative instruments and any new regulations or changes in existing regulations promulgated by the U.S. Consumer Financial Protection Bureau;

•                  the success of, and costs associated with, restructuring initiatives;

•                  the number, type, outcomes (by judgment or settlement) and costs of legal or administrative proceedings, including, without limitation, collective, representative or class action litigation, and changes in the law regarding arbitration and conduct of collective, representative and class action litigation;

•                  labor organizing activities at our subsidiaries or our franchisees and new regulations or changes in existing regulations and procedures by the National Labor Relations Board;

•                  risk of liabilities being passed through from our franchisees;

•                  risks associated with acquisitions, including, without limitation, acquired liabilities, retaining customers from businesses acquired, difficulties in integrating acquired businesses and achieving expected synergies therefrom;

•                  risks associated with dispositions, for example, post-closing claims being made against us, post-closing purchase price adjustments (including, without limitation, items related to working capital), disruption to our other businesses during the sale process or thereafter; credit risks associated with any buyer of such disposed businesses and our ability to collect funds due from any such buyer related to seller financings, licensing arrangements, transition services arrangements or surety bond guarantees;

•                  constraints associated with non-compete agreements or other restrictive covenants entered into by the Company, including, without limitation, in connection with business dispositions or strategic contracts, some or all of which may restrict our ability to conduct business in particular market segments or compete in particular geographic regions;

•                  risks associated with budget deficits at federal, state and local levels resulting from economic conditions, which could result in federal, state and local governments decreasing their purchasing of our products or services and/or increasing taxes or other fees on businesses, including ServiceMaster, to generate more tax revenues, which could negatively impact spending by commercial customers and municipalities on our services;

•                  regulations imposed by several states related to our home service and insurance subsidiaries, including those limiting the amount of funds that can be paid to the Company by its subsidiaries;

•                  changes in claims trends in our medical plan and our automobile, general liability and workers’ compensation program;

•                  significant disruptions, terminations or substandard performance of our outsourced services, including possible breaches by third party vendors of their agreements with us;

•                  the cost, timing, structuring or results of our business process outsourcing (and insourcing), including, without limitation, any current or future outsourcing (or insourcing) or restructuring of all or portions of our information technology, call center, certain human resource functions and other corporate functions, and risks associated with such outsourcing (or insourcing) or restructuring or transitioning from outsourcing providers to insourcing;

•                  costs and timing of implementation of upgrades to our information technology systems, including the completion of American Home Shield’s, TruGreen’s and Merry Maids’ new operating systems and the information technology initiatives for our human resources and other corporate functions, which are intended to: enhance customer service; protect against theft of customer and corporate sensitive information; comply with industry standards; and minimize disruptions in the Company’s operations and centers of excellence; and

•                  other factors described in this press release and from time to time in documents that we file with the SEC.

You should read this press release completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this press release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this press release, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

THE SERVICEMASTER COMPANY

Preliminary Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income (Unaudited)

(In thousands)

	Three months ended September 30,
	2012	2011
Operating Revenue	$900,693	$930,920

Operating Costs and Expenses:
Cost of services rendered and products sold	514,649	517,756
Selling and administrative expenses	245,992	245,935
Amortization expense	15,171	20,137
Goodwill and trade name impairment	845,173	—
Restructuring charges	3,322	1,593
Total operating costs and expenses	1,624,307	785,421

Operating (Loss) Income	(723,614)	145,499

Non-operating Expense (Income):
Interest expense	62,257	68,317
Interest and net investment income	(3,961)	(4,628)
Loss on extinguishment of debt	16,361	—
Other expense	141	174

(Loss) Income from Continuing Operations before Income Taxes	(798,412)	81,636
(Benefit) provision for income taxes	(94,303)	34,421
Equity in losses of joint venture	(50)	—

(Loss) Income from Continuing Operations	(704,159)	47,215

Loss from discontinued operations, net of income taxes	(203)	(1,487)
Net (Loss) Income	$(704,362)	$45,728

Total Comprehensive (Loss) Income	$(698,594)	$39,664

THE SERVICEMASTER COMPANY

Preliminary Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income (Unaudited)

(In thousands)

	Nine months ended September 30,
	2012	2011
Operating Revenue	$2,517,547	$2,513,031

Operating Costs and Expenses:
Cost of services rendered and products sold	1,434,191	1,408,959
Selling and administrative expenses	679,291	696,388
Amortization expense	50,962	72,887
Goodwill and trade name impairment	912,873	—
Restructuring charges	12,338	4,276
Total operating costs and expenses	3,089,655	2,182,510

Operating (Loss) Income	(572,108)	330,521

Non-operating Expense (Income):
Interest expense	186,771	205,210
Interest and net investment income	(7,999)	(8,219)
Loss on extinguishment of debt	55,554	—
Other expense	492	522

(Loss) Income from Continuing Operations before Income Taxes	(806,926)	133,008
(Benefit) provision for income taxes	(95,956)	50,526
Equity in losses of joint venture	(161)	—

(Loss) Income from Continuing Operations	(711,131)	82,482

Loss from discontinued operations, net of income taxes	(289)	(26,430)
Net (Loss) Income	$(711,420)	$56,052

Total Comprehensive (Loss) Income	$(698,958)	$59,976

THE SERVICEMASTER COMPANY

Preliminary Condensed Consolidated Statements of Financial Position (Unaudited)

(In thousands, except share data)

	As of September 30, 2012	As of December 31, 2011

Assets
Current Assets:
Cash and cash equivalents	$324,549	$328,930
Marketable securities	24,449	12,026
Receivables, less allowance of $20,022 and $20,362, respectively	486,019	374,200
Inventories	60,111	59,643
Prepaid expenses and other assets	51,643	38,295
Deferred customer acquisition costs	37,734	30,403
Deferred taxes	88,292	90,609
Assets of discontinued operations	—	17
Total Current Assets	1,072,797	934,123
Property and Equipment:
At cost	619,233	541,817
Less: accumulated depreciation	(276,952)	(235,058)
Net property and equipment	342,281	306,759

Other Assets:
Goodwill	2,393,624	3,161,980
Intangible assets, primarily trade names, service marks and trademarks, net	2,383,147	2,543,539
Notes receivable	22,493	23,322
Long-term marketable securities	124,601	130,456
Other assets	5,408	8,846
Debt issuance costs	47,523	37,798
Total Assets	$6,391,874	$7,146,823

Liabilities and Shareholder’s Equity
Current Liabilities:
Accounts payable	$112,716	$81,641
Accrued liabilities:
Payroll and related expenses	76,059	85,346
Self-insured claims and related expenses	79,514	73,071
Accrued interest payable	22,901	67,011
Other	70,105	70,103
Deferred revenue	464,923	473,242
Liabilities of discontinued operations	897	805
Current portion of long-term debt	53,421	51,838
Total Current Liabilities	880,536	903,057

Long-Term Debt	3,912,792	3,824,032

Other Long-Term Liabilities:
Deferred taxes	933,635	1,036,693
Liabilities of discontinued operations	—	2,070
Other long-term obligations, primarily self-insured claims	110,819	133,052
Total Other Long-Term Liabilities	1,044,454	1,171,815

Commitments and Contingencies (See Note 4)

Shareholder’s Equity:
Common stock $0.01 par value, authorized 1,000 shares; issued 1,000 shares	—	—
Additional paid-in capital	1,469,424	1,464,293
Retained deficit	(921,582)	(210,162)
Accumulated other comprehensive income (loss)	6,250	(6,212)
Total Shareholder’s Equity	554,092	1,247,919
Total Liabilities and Shareholder’s Equity	$6,391,874	$7,146,823

Key Performance Indicators

The table below presents selected operating metrics related to customer counts and customer retention for the three largest profit businesses in the company. These measures are presented on a rolling, 12-month basis in order to avoid seasonal anomalies.

	Key Performance Indicators as of September 30,
	2012	2011
Terminix—
Growth in Pest Control Customers	4.0%	3.0%
Pest Control Customer Retention Rate	80.0%	80.5%
Reduction in Termite Customers	(1.2)%	(0.8)%
Termite Customer Retention Rate	85.9%	86.3%
TruGreen —
Reduction in Full Program Accounts	(13.7)%	(6.1)%
Customer Retention Rate	68.4%	67.8%
American Home Shield—
(Reduction) Growth in Home Warranties	(0.9)%	1.2%
Customer Retention Rate(1)	74.1%	74.5%

(1)   During the fourth quarter of 2011, the company changed its calculation methodology of Customer Retention Rate for American Home Shield to be consistent with the calculation methodology for TruGreen and Terminix. The Customer Retention Rate for American Home Shield has been adjusted to reflect the revised calculation methodology for all periods presented.

Disclosure Regarding Non-GAAP Financial Measures

The Company uses Adjusted EBITDA, Comparable Operating Performance and Operating Performance to facilitate operating performance comparisons from period to period. Adjusted EBITDA, Comparable Operating Performance and Operating Performance are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA, Comparable Operating Performance and Operating Performance are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to net cash provided by operating activities or any other measures of the Company’s cash flow or liquidity. “Adjusted EBITDA” means net income (loss) before: income (loss) from discontinued operations; provision (benefit) for income taxes; other expense; gain (loss) on extinguishment of debt; interest expense; interest and net investment income; and depreciation and amortization expense; as well as adding back interest and net investment income; residual value guarantee charge and non-cash goodwill and trade name impairment. “Comparable Operating Performance” is calculated by adding back to Adjusted EBITDA an amount equal to the non-cash stock-based compensation expense and non-cash effects on Adjusted EBITDA attributable to the application of purchase accounting in connection with the Merger (1). “Operating Performance” is calculated by adding back to Comparable Operating Performance restructuring charges and management and consulting fees paid to Clayton, Dubilier & Rice, LLC (“CD&R”), Citigroup Private Equity LP (“Citigroup”), BAS Capital Funding Corporation (“BAS”) and JPMorgan Chase Funding Inc. (“JPMorgan”). On September 30, 2010, Citigroup transferred the management responsibility for certain investment funds that own shares of common stock of Holdings to StepStone Group LLC (“StepStone”) and its proprietary interests in such investment funds to Lexington Partners Advisors LP. Citigroup also assigned its obligations and rights under its consulting agreement to StepStone, and beginning in the fourth quarter of 2010, the consulting fee otherwise payable to Citigroup became payable to StepStone. As of December 22, 2011, ServiceMaster Global Holdings, Inc. (“Holdings”) purchased from BAS 7.5 million shares of capital stock of Holdings, and, effective January 1, 2012, the annual management fee payable to BAS was reduced to $0.25 million. CD&R, StepStone, as assignee from CitiGroup, JPMorgan and BAS are referred to as the “Equity Sponsors” herein.

(1)   On July 24, 2007, ServiceMaster was acquired pursuant to a merger transaction (the “Merger”) whereby ServiceMaster was merged with and into an indirect wholly owned subsidiary of Holdings.

The Company believes Adjusted EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest income and expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. In addition, the Company excludes residual value guarantee charges that do not result in additional cash payments to exit the facility at the end of the lease term.  The Company uses Comparable Operating Performance as a supplemental measure to assess the Company’s performance because it excludes non-cash stock-based compensation expense and non-cash effects on Adjusted EBITDA attributable to the application of purchase accounting in connection with the Merger. The Company uses Operating Performance as a supplemental measure to assess the Company’s performance because it excludes restructuring charges and management and consulting fees paid to the Equity Sponsors. The Company presents Comparable Operating Performance and Operating Performance because it believes that they are useful for investors, analysts and other interested parties in their analysis of the Company’s operating results.

Charges relating to stock-based compensation expense and the impact of purchase accounting are non-cash and the exclusion of the impact of these items from Comparable Operating Performance and Operating Performance allows investors to understand the current period results of operations of the business on a comparable basis with previous periods and, secondarily, gives the investors added insight into cash earnings available to service the Company’s debt. We believe this to be of particular importance to the Company’s public investors, which are debt holders. The Company also believes that the exclusion of purchase accounting and non-cash stock-based compensation expense may provide an additional means for comparing the Company’s performance to the performance of other companies by eliminating the impact of differently structured equity-based, long-term incentive plans (although care must be taken in making any such comparison, as there may be inconsistencies among companies in the manner of computing similarly titled financial measures).

Adjusted EBITDA, Comparable Operating Performance and Operating Performance are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the methods of calculation.

Adjusted EBITDA, Comparable Operating Performance and Operating Performance have limitations as analytical tools, and should not be considered in isolation or as substitutes for analyzing the Company’s results as reported under GAAP. Some of these limitations are:

•  Adjusted EBITDA, Comparable Operating Performance and Operating Performance do not reflect changes in, or cash requirements for, the Company’s working capital needs;

•  Adjusted EBITDA, Comparable Operating Performance and Operating Performance do not reflect the Company’s interest expense, or the cash requirements necessary to service interest or principal payments on the Company’s debt;

•  Adjusted EBITDA, Comparable Operating Performance and Operating Performance do not reflect the Company’s tax expense or the cash requirements to pay the Company’s taxes;

•  Adjusted EBITDA, Comparable Operating Performance and Operating Performance do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA, Comparable Operating Performance and Operating Performance do not reflect any cash requirements for such replacements;

•  Other companies in the Company’s industries may calculate Adjusted EBITDA, Comparable Operating Performance and Operating Performance differently, limiting their usefulness as comparative measures; and

•  Comparable Operating Performance and Operating Performance do not include purchase accounting and non-cash stock based compensation expense; the latter of which may cause the overall compensation cost of the business to be understated.

The following table presents reconciliations of preliminary, unaudited operating (loss) income to Adjusted EBITDA, Comparable Operating Performance and Operating Performance for the periods presented.

(in thousands)	Terminix	TruGreen	American Home Shield	ServiceMaster Clean	Other Operations and Headquarters	Total
Three Months Ended September 30, 2012
Operating income (loss)(1)	$51,120	$(799,163)	$44,359	$13,297	$(33,227)	$(723,614)
Depreciation and amortization expense	18,369	11,784	2,237	1,254	3,012	36,656
EBITDA	69,489	(787,379)	46,596	14,551	(30,215)	(686,958)
Interest and net investment income(2)	—	—	2,626	165	1,170	3,961
Non-cash goodwill and trade name impairment(3)	—	845,173	—	—	—	845,173
Adjusted EBITDA	69,489	57,794	49,222	14,716	(29,045)	162,176
Non-cash stock-based compensation expense	—	—	—	—	1,673	1,673
Comparable Operating Performance	69,489	57,794	49,222	14,716	(27,372)	163,849
Restructuring charges(4)	77	1,123	536	154	1,432	3,322
Management and consulting fees(5)	—	—	—	—	1,812	1,812
Operating Performance	$69,566	$58,917	$49,758	$14,870	$(24,128)	$168,983

Memo: Items excluded from Operating Performance:
Operating Performance of discontinued operations(6)	$—	$—	$—	$—	$(331)	$(331)

Three Months Ended September 30, 2011
Operating income (loss)(1)	$48,634	$79,138	$30,993	$14,236	$(27,502)	$145,499
Depreciation and amortization expense	18,587	11,066	4,059	1,454	3,041	38,207
EBITDA	67,221	90,204	35,052	15,690	(24,461)	183,706
Interest and net investment income (loss)(2)	—	—	5,684	158	(1,214)	4,628
Adjusted EBITDA	67,221	90,204	40,736	15,848	(25,675)	188,334
Non-cash stock-based compensation expense	—	—	—	—	2,080	2,080
Non-cash credits attributable to purchase accounting(7)	(9)	(9)	—	—	—	(18)
Comparable Operating Performance	67,212	90,195	40,736	15,848	(23,595)	190,396
Restructuring charges(4)	485	685	—	16	407	1,593
Management and consulting fees(5)	—	—	—	—	1,875	1,875
Operating Performance	$67,697	$90,880	$40,736	$15,864	$(21,313)	$193,864

Memo: Items excluded from Operating Performance:
Operating Performance of discontinued operations(6)	$—	$—	$—	$—	$(665)	$(665)

(in thousands)	Terminix	TruGreen	American Home Shield	ServiceMaster Clean	Other Operations and Headquarters	Total
Nine Months Ended September 30, 2012
Operating income (loss)(1)	$188,628	$(804,694)	$112,743	$36,110	$(104,895)	$(572,108)
Depreciation and amortization expense	57,725	33,947	6,512	3,763	8,256	110,203
EBITDA	246,353	(770,747)	119,255	39,873	(96,639)	(461,905)
Interest and net investment income(2)	—	—	5,376	165	2,458	7,999
Non-cash goodwill and trade name impairment(3)	—	912,873	—	—	—	912,873
Adjusted EBITDA	246,353	142,126	124,631	40,038	(94,181)	458,967
Non-cash stock-based compensation expense	—	—	—	—	5,131	5,131
Non-cash credits attributable to purchase accounting(7)	(8)	(8)	—	—	—	(16)
Comparable Operating Performance	246,345	142,118	124,631	40,038	(89,050)	464,082
Restructuring charges(4)	2,894	1,943	536	621	6,344	12,338
Management and consulting fees(5)	—	—	—	—	5,437	5,437
Operating Performance	$249,239	$144,061	$125,167	$40,659	$(77,269)	$481,857

Memo: Items excluded from Operating Performance:
Operating Performance of discontinued operations(6)	$—	$—	$—	$—	$(939)	$(939)

Nine Months Ended September 30, 2011
Operating income (loss)(1)	$172,123	$127,966	$75,506	$39,498	$(84,572)	$330,521
Depreciation and amortization expense	55,734	30,977	25,663	4,687	9,470	126,531
EBITDA	227,857	158,943	101,169	44,185	(75,102)	457,052
Interest and net investment income (loss)(2)	—	—	8,270	158	(209)	8,219
Adjusted EBITDA	227,857	158,943	109,439	44,343	(75,311)	465,271
Non-cash stock-based compensation expense	—	—	—	—	6,251	6,251
Non-cash credits attributable to purchase accounting(7)	(36)	(28)	—	—	—	(64)
Comparable Operating Performance	227,821	158,915	109,439	44,343	(69,060)	471,458
Restructuring charges(4)	2,952	690	—	36	598	4,276
Management and consulting fees(5)	—	—	—	—	5,625	5,625
Operating Performance	$230,773	$159,605	$109,439	$44,379	$(62,837)	$481,359

Memo: Items excluded from Operating Performance:
Operating Performance of discontinued operations(6)	$—	$—	$—	$—	$(2,687)	$(2,687)

(1)	Presented below is a reconciliation of total segment operating (loss) income to net (loss) income.

	Three months ended September 30,		Nine months ended September 30,
(In thousands)	2012	2011	2012	2011
Total Segment Operating (Loss) Income	$(723,614)	$145,499	$(572,108)	$330,521
Non-operating Expense (Income):
Interest expense	62,257	68,317	186,771	205,210
Interest and net investment income	(3,961)	(4,628)	(7,999)	(8,219)
Loss on extinguishment of debt	16,361	—	55,554	—
Other expense	141	174	492	522
(Loss) Income from Continuing Operations before Income Taxes	(798,412)	81,636	(806,926)	133,008
Benefit provision for income taxes	(94,303)	34,421	(95,956)	50,526
Equity in losses of joint venture	(50)	—	(161)	—
(Loss) Income from Continuing Operations	(704,159)	47,215	(711,131)	82,482
Loss from discontinued operations, net of income taxes	(203)	(1,487)	(289)	(26,430)
Net (Loss) Income	$(704,362)	$45,728	$(711,420)	$56,052

(2)

Interest and net investment income is primarily comprised of investment income and realized gain (loss) on our American Home Shield segment investment portfolio. Cash, short- and long-term marketable securities associated with regulatory requirements in connection with American Home Shield and for other purposes totaled $254.1 million as of September 30, 2012. American Home Shield interest and net investment income was $2.6 million and $5.7 million for the three months ended September 30, 2012 and 2011, respectively, and $5.4 million and $8.3 million for the nine months ended September 30, 2012 and 2011, respectively. The balance of interest and net investment income primarily relates to (i) investment (loss) income from our employee deferred compensation trust (for which there is a corresponding and offsetting change in compensation expense within income (loss) from continuing operations before income taxes) and (ii) interest income on other cash balances.

(3)

Represents pre-tax non-cash impairment charges recorded in the three and nine months ended September 30, 2012 to reduce the carrying value of TruGreen’s goodwill and the TruGreen trade name as a result of the Company’s interim impairment testing of indefinite-lived intangible assets. There were no similar impairment charges included in continuing operations for the three and nine months ended September 30, 2011.

(4)

Represents restructuring charges primarily related to a branch optimization project at Terminix, a reorganization of field leadership and a restructuring of branch operations at TruGreen, a reorganization of leadership at American Home Shield and ServiceMaster Clean, an initiative to enhance capabilities and reduce costs in our centers of excellence at Other Operations and Headquarters and other restructuring costs.

(5)	Represents management and consulting fees payable to certain related parties.

(6)

The table included in “Discontinued Operations” below presents reconciliations of operating loss, the most directly comparable financial measure under GAAP, to Adjusted EBITDA, Comparable Operating Performance and Operating Performance for the periods presented.

(7)

The Merger was accounted for using purchase accounting. This adjustment represents the aggregate, non-cash adjustments (other than amortization and depreciation) attributable to the application of purchase accounting.

Discontinued Operations

	Three months ended September 30,		Nine months ended September 30,
(In thousands)	2012	2011	2012	2011
Operating loss(1)	$(331)	$(665)	$(939)	$(40,040)
Interest expense	—	—	—	16
Depreciation and amortization expense	—	—	—	3,509
EBITDA(1)	(331)	(665)	(939)	(36,515)
Non-cash trade name impairment(1)	—	—	—	34,185
Adjusted EBITDA	(331)	(665)	(939)	(2,330)
Non-cash credits attributable to purchase accounting	—	—	—	(154)
Comparable Operating Performance	(331)	(665)	(939)	(2,484)
Restructuring credits	—	—	—	(203)
Operating Performance	$(331)	$(665)	$(939)	$(2,687)

(1)           During the nine months ended September 30, 2011, a pre-tax non-cash impairment charge of $34.2 million ($21.0 million, net of tax) was recorded to reduce the carrying value of TruGreen LandCare’s assets to their estimated fair value less cost to sell in accordance with applicable accounting standards.